ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
January 30, 2009	CLIENT/MATTER NUMBER 030825-0101

FMI Common Stock Fund, Inc.
100 East Wisconsin Avenue, Suite 2200
Milwaukee, WI 53202

Gentlemen:

        We have acted as counsel for you in connection with the preparation of an Amended Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of FMI Common Stock Fund, Inc. Common Stock, $.01 par value (such Common Stock being hereinafter referred to as the “Stock”) in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Amended Registration Statement on Form N-1A; (b) your Articles of Incorporation and By-Laws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable, except insofar as statutory liability may be imposed under former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

        We hereby consent to the use of this opinion as an Exhibit to the Amended Registration Statement on Form N-1A. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, /s/ Foley & Lardner LLP FOLEY & LARDNER LLP

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